Exhibit 99.1

November 12, 2010
For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer 317-249-4254 eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Credit Agreement Amendment

Carmel, IN—KAR Auction Services, Inc. (NYSE: KAR) announced today that it has entered into an amendment to its $1.865 billion senior credit facility.

The amendment will provide the company the flexibility to use cash on hand to redeem, repurchase, defease or otherwise prepay a portion of its outstanding notes in an aggregate principal amount, together with all accrued and unpaid interest and all fees, premiums, disbursements or expenses (including any dealer manager fees and expenses) incurred in connection with or related to such redemption, repurchase, defeasement or other prepayment of such outstanding notes, not to exceed $75 million.

Pursuant to the amendment, the company has also prepaid a portion of the outstanding amount of its term loan under the senior credit facility in an aggregate principal amount of $75 million.

About KAR Auction Services

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s website at www.karauctionservices.com.

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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